Exhibit 99.1

Joint Filer Information

Names:	The Three Bears Trust

Address:	1660 West 2nd Street, Suite 1100, Cleveland, OH 44113-1448
Designated Filer:	Matthew V. Crawford

Issuer and Ticker Symbol:	Hickok Inc. [HICKA]

Date of Event Requiring Statement:	February 26, 2014

The undersigned, The Three Bears Trust, is jointly filing the attached Initial Statement of Beneficial Ownership on Form 3 with Matthew V. Crawford with respect to the beneficial ownership of securities of Hickok Inc.

Signatures:

THE THREE BEARS TRUST

By:	/s/ Molly Brown, poa for Matthew V. Crawford, Trustee for Three Bears Trust
Name:	Matthew V. Crawford
Title:	Trustee, The Three Bears Trust